Exhibit d.3

NUVEEN AMT-FREE QUALITY MUNICIPAL INCOME FUND (NEA)

Amendment No. [-] to Statement Establishing and Fixing the Rights and Preferences of Series D MuniFund

Preferred Shares (the “Amendment”)

Effective Date:[-], 20[-]

Whereas, Nuveen AMT-Free Quality Municipal Income Fund (the “Fund”) established a series of Preferred Shares, Series D MuniFund Preferred Shares (the “Series D MFP Shares”), pursuant to the Statement Establishing and Fixing the Rights and Preferences of Series D MuniFund Preferred Shares with an effective date of March 6, 2019 (the “Statement”) and the Supplement to the Statement Initially Designating the Variable Rate Remarketed Mode for the Series D MuniFund Preferred Shares with an effective date of March 6, 2019 (the “VRRM Supplement”);

Whereas, pursuant to Section 9 of the Statement and Section 2.6 of the VRRM Supplement, the Fund may from time to time authorize, create and issue additional Series D MFP Shares;

Whereas, pursuant to Section 12(a) of the Statement, the Board of Trustees (the “Board”) of the Fund may amend and/or supplement the Statement to provide for the issuance of additional Series D MFP Shares and the terms relating thereto; and

Whereas, the Board has authorized the issuance of additional Series D MFP Shares of the Fund and the amendment to Statement to provide for the issuance of additional Series D MFP Shares and the terms relating thereto.

Except as set forth below, this Amendment incorporates by reference the terms set forth with respect to all Series D MFP Shares in the Statement and VRRM Supplement and any other supplement then in effect. This Amendment has been adopted by resolution of Board of the Fund. Capitalized terms used herein but not defined herein have the respective meanings therefor set forth in the Statement and the VRRM Supplement, as applicable.

Section 1. Designation as to Series.

The [-] Preferred Shares to which this Amendment relates (the “Additional Series D MFP Shares”) are designated and classified as “Series D MuniFund Preferred Shares.” Each Additional Series D MFP Share shall have such preferences, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption as set forth in the Statement and and in any Supplement then if effect from time to time with respect to the Series D MFP Shares, in addition to those required by applicable law and those that are expressly set forth in the Declaration. Each Series D MFP Share shall be identical, except as to Date of Original Issue.

Section 2. Number of Authorized Shares of Series.

The number of authorized Series D MFP Shares is [-], including the [-] Additional Series D MFP Shares.

Section 3. Date of Original Issue of Additional Series D MFP Shares.

The Date of Original Issue of the Additional Series D MFP Shares shall be [-], 20[-].

Section 4. Regular Dividend Rate Applicable to Additional Series D MFP Shares.

The Regular Dividend Rate of the Additional Series D MFP Shares for their Date of Original Issue shall be equal to the Regular Dividend Rate of the Series D MFP Shares determined by the Remarketing Agent by 6:00 p.m., New York City time, on [-], 20[-] for applicability on [-], 20[-] in accordance with Section 2.1(a)(ii) of the VRRM Supplement. Thereafter the Regular Dividend Rate shall be calculated by the Remarketing Agent in accordance with the terms of the Statement and VRRM Supplement and any other supplement then in effect.

Section 5. Initial Dividend Payment Date with respect to the Additional Series D MFP Shares

The initial Dividend Payment Date with respect to the Additional Series D MFP Shares shall be [-], 20[-].

IN WITNESS WHEREOF, Nuveen AMT-Free Quality Municipal Income Fund has caused this Amendment to be signed on [-], 20[-] in its name and on its behalf by a duly authorized officer. The Declaration, the Statement and the VRRM Supplement are on file with the Secretary of State of the Commonwealth of Massachusetts, and the said officer of the Fund has executed this Amendment as an officer and not individually, and the obligations and rights set forth in this Amendment are not binding upon any such officer, or the trustees of the Fund or shareholders of the Fund, individually, but are binding only upon the assets and property of the Fund.

NUVEEN AMT-FREE QUALITY MUNICIPAL INCOME FUND

By:
Name:
Title: Chief Administrative Officer

Signature Page to Statement Amendment (NEA Series D MFP Upsize)